UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2013 (December 31, 2012)

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

(813) 421-7605

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former Name or Former Address, if Changed from Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2012, Walter Investment Management Corp. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) by and among the Company, Security One Lending (“S1L”), JAM Special Opportunities Fund II, L.P., as a stockholder seller (“JAM”) and as the sellers’ representative, and the other sellers listed on the signature pages thereto (JAM and the other sellers being referred to collectively as the “Sellers”), whereby the Company will acquire all of the outstanding stock of S1L.

Under the terms of the Purchase Agreement, the Company will acquire 100% of the stock in S1L for initial consideration of $20 million, which was paid at the time of the signing of the Purchase Agreement. The Purchase Agreement provides for the payment of up to an additional $10.9 million upon the achievement by S1L of designated performance criteria over the course of 2013 (the “Earn-Out”). The Earn-Out is payable in two installments. First, if S1L achieves the designated performance criteria as of June 30, 2013, $5 million will be payable in July 2013 (the “First Earn-Out Payment”). Second, if S1L achieves the designated performance criteria as of December 31, 2013, $5.9 million will be payable in January 2014 (or $10.9 million if the First Earn-Out Payment was not paid because the designated performance criteria for the First Earn-Out Payment were not met, but the designated performance criteria as of December 31, 2013 are met) (the “Second Earn-Out Payment”).

The Company, S1L and the Sellers have made customary representations and warranties in the Purchase Agreement, which will survive the signing date until the first anniversary of the signing date; provided, however, that certain fundamental representations and warranties will survive until the sixth anniversary of the signing date and representations and warranties of S1L relating to taxes and ERISA matters will survive until sixty days after the expiration of the applicable statute of limitations. The Company will retain $750,000 from the First Earn-Out Payment, which will be held in escrow to satisfy any claims for indemnification of the Company (and certain of the Company’s related parties) that arise under the Purchase Agreement. Up to an additional $750,000 from the Second Earn-Out Payment may be retained by the Company as security against any claims for indemnification of the Company (and certain of the Company’s related parties) that have arisen under the Purchase Agreement. If there are no pending claims for indemnification at the time of the payment of the Second Earn-Out Payment, the $750,000 retained in escrow from the First Earn-Out Payment will be paid to the Sellers. The indemnification obligations of the parties are subject to deductibles, claim thresholds, offsets and other limitations.

The Company, the Sellers and S1L have made customary covenants in the Purchase Agreement, including covenants as to the efforts to be used by each to obtain necessary governmental and third party consents and to otherwise cause the transaction to be consummated and agreements not to compete or solicit employees.

The closing is subject to a condition that certain third party and governmental consents be obtained. If such third party or governmental consents are not obtained by April 30, 2013 the condition that any such consents be obtained must be waived and the transaction will close so long as the closing has not been delayed due to an injunction or similar restraint imposed by a governmental entity prohibiting the closing.

The foregoing summary of the Purchase Agreement and the transaction contemplated thereby does not purport to be complete. The foregoing summary of the Purchase Agreement is subject to, and qualified in its entirety by, the full text of the Purchase Agreement which will be filed with the Company’s Form 10-K to be filed in 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: January 7, 2013	By:	/s/ Stuart Boyd
Stuart Boyd, Vice President,
General Counsel and Secretary